Exhibit 5.1

2600 West Big Beaver Road, Suite 300 Troy, MI 48084-3312 Telephone: 248-433-7200 Facsimile: 844-670-6009 http://www.dickinsonwright.com

February 16, 2022

Mercantile Bank Corporation

310 Leonard Street NW

Grand Rapids, MI 49504

Re:	Mercantile Bank Corporation Registration Statement on Form S-4 filed on February 16, 2022

Ladies and Gentlemen:

We have acted as counsel to Mercantile Bank Corporation, a Michigan corporation (the “Company”), in connection with the Company’s filing of the above-referenced registration statement (together with all amendments and exhibits thereto, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of the offer (the “Exchange Offer”) by the Company to exchange up to $90,000,000 in aggregate principal amount of its 3.25% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “New Notes”) for up to $90,000,000 in aggregate principal amount of its existing 3.25% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Old Notes”). The New Notes are to be issued in accordance with the provisions of the Indenture (as defined below), as contemplated by the Registration Rights Agreement (as defined below). We are furnishing this opinion letter pursuant to Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(i)	the Registration Statement and exhibits thereto;

(ii)	the form of the Old Notes;

(iii)	the form of the New Notes;

(iv)

the First Supplemental Indenture dated as of December 15, 2021 (the “First Supplemental Indenture”) by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), to the Base Indenture (as defined below);

(v)

the Indenture dated as of December 15, 2021 (the “Base Indenture” and the Base Indenture as supplemented by the First Supplemental Indenture, the “Indenture”) by and between the Company, as issuer, and the Trustee;

(vi)

the registration rights agreements, dated as of December 15, 2021 and January 14, 2022 (collectively, the “Registration Rights Agreement”), by and among the Company and the purchasers of the Old Notes; and

(vii)	certain resolutions adopted by the Board of Directors of the Company with respect to the issuance of the New Notes.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and the completion of all deliveries not witnessed by us and (v) the due authorization, execution and delivery of all documents by all parties and, except as set forth below, the validity, binding effect and enforceability thereof.

February 16, 2022 Page 2	Dickinson Wright PLLC

We note that the Indenture and the New Notes include a provision stating that such instrument shall be governed by the laws of the State of New York. We also note that Company is organized under the laws of the State of Michigan.

In conducting our examination of executed documents, we have assumed (i) the valid existence and good standing of each of the parties thereto, (ii) that such parties had the corporate power and authority to enter into and to incur and perform all their obligations thereunder, (iii) the due authorization by all requisite corporate action by such parties, and (iv) the due execution and delivery of such documents by such parties, except to the extent such execution and delivery by the Company are matters of the laws of the State of New York referred to below.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when (i) the Registration Statement and any required amendments thereto have all become effective under the Securities Act and all prospectus supplements required by applicable law have been delivered and filed as required by such applicable law, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the New Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture, and (iv) the New Notes have been duly issued and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, the New Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is limited solely to the laws of the State of New York, the State of Michigan, and the federal securities laws of the United States. We express no opinion as to any other laws, statutes, regulations or ordinances of any other jurisdiction, including the “blue sky” laws of any jurisdiction.

Our opinions herein regarding the enforceability or effect of the New Notes are qualified by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws relating to or affecting the rights of creditors generally, including without limitation fraudulent conveyance or transfer laws, and preference and equitable subordination laws and principles; (ii) general principles of equity (whether considered in a proceeding at law or in equity); and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing. We also express no opinion regarding the effectiveness of any waiver of stay, extension or usury laws or of unknown future rights, and we express no opinion regarding severability provisions.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. Our opinion letter is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

Very truly yours, /s/ Dickinson Wright PLLC